UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2015

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreement with Mr. Talamantes

On February 6, 2015, The McClatchy Company (the “Company”) and Patrick J. Talamantes entered into an employment agreement, effective as of May 16, 2015 (the “New Employment Agreement”). The New Employment Agreement will become effective upon the expiration of Mr. Talamantes’ current employment agreement dated as of May 16, 2012 (the “Prior Employment Agreement”), which expires on May 16, 2015.

Pursuant to the New Employment Agreement, Mr. Talamantes will continue his employment as the Company’s President and Chief Executive Officer. Unless terminated earlier by the Company or by Mr. Talamantes under terms of the New Employment Agreement, the original term of the New Employment Agreement shall be three years, expiring on May 16, 2018, and absent the Company’s or Mr. Talamantes’ timely written notice not to extend, the remaining term of the New Employment Agreement will automatically extend for an additional year on each May 16th during the term beginning on May 16, 2016 (so that effective on each such day, the remaining term of employment shall be for a full three-year period). During the term of the New Employment Agreement, Mr. Talamantes will receive an annual base salary of $841,500 or such other annual base salary as may be determined by the Compensation Committee of the Board, and Mr. Talamantes is generally entitled to participate in any Company benefit plans, programs, or arrangements offered to him.

If Mr. Talamantes is terminated by the Company for any reason other than “cause” or “disability” or he resigns for “good reason” (each as defined in the New Employment Agreement) or the Company elects not to renew the term of the New Employment Agreement, Mr. Talamantes will be entitled to (i) his accrued compensation (described below) and (ii) subject to his timely execution of a waiver and release, a lump sum severance payment equal to one and one-half (1.5) times his annual base salary in effect on the date of his termination of employment from the Company (without giving effect to any reduction in his annual base salary that would constitute “good reason” (as defined in the New Employment Agreement)).

In the event that Mr. Talamantes’ employment is terminated (i) involuntarily by the Company for “cause” (as defined in the New Employment Agreement) or disability, (ii) voluntarily by Mr. Talamantes other than for “good reason” (as defined in the New Employment Agreement), or (iii) automatically upon Mr. Talamantes’ death, he shall be entitled only to his accrued compensation (described below).

Under Mr. Talamantes’ New Employment Agreement, his accrued compensation consists of (i) any earned but unpaid base salary for services rendered to the date of his termination of employment, (ii) all vested benefits under applicable written plans and programs maintained by the Company subject to the terms and conditions of such plans or programs, (iii) reimbursement of reasonable business expenses and disbursements incurred in accordance with the Company’s applicable written policy; and (iv) any accrued but unpaid vacation payable in connection with a termination of employment under the Company’s applicable vacation policy.

The foregoing summary of the terms and conditions of the New Employment Agreement is qualified in its entirety by reference to the full text of the New Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, the Company is filing a corrected copy of the Prior Employment Agreement which supersedes the copy of the employment agreement previously filed by the Company on a Current Report on Form 8-K filed on May 18, 2012. As discussed above, the term of the Prior Employment Agreement expires on May 16, 2015, but it had previously been described as expiring on May 16, 2014. A copy of the corrected Prior Employment Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated February 6, 2015, by and between Patrick Talamantes and The McClatchy Company

10.2	Employment Agreement, dated as of May 16, 2012, by and between Patrick Talamantes and The McClatchy Company (corrected)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 6, 2015	The McClatchy Company

	By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager
Vice President, Corporate Development, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated February 6, 2015, by and between Patrick Talamantes and The McClatchy Company

10.2	Employment Agreement, dated as of May 16, 2012, by and between Patrick Talamantes and The McClatchy Company (corrected)